EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT

Michael F. Cronin, CPA
687 Lee Road, Ste 210
Rochester, NY 14606
407-448-2407
email mikeccpa@aol.com

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Stirling Acquisition Corporation
April 7, 2008

        We consent to incorporation by reference in the Form S-1 Registration Statement of Stirling Acquisition Corporation of our report dated March 28, 2008 relating to the consolidated balance sheet of Stirling Acquisition Corporation as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and 2006 and the period from inception (December 28, 2006) through December 31, 2007, and to the reference to our firm under the heading "Experts" in the prospectus.

April 7, 2008

/s/ Michael F. Cronin
Michael F. Cronin
Certified Public Accountant